Exhibit 10.28

April 26, 2004

Mr. Gerald McMahon

522 12th Avenue

San Francisco, CA  94118

Dear Jerry:

On behalf of NeoRx Corporation, a Washington corporation (the “Company”), I am very pleased to extend to you an offer to join the Company as Chief Executive Officer.  Subject to your agreement, evidenced by countersigning this letter, this letter agreement (this “Agreement”) sets forth the terms and conditions of your employment by the Company:

1.              Position

(a)  You (“Executive”) shall be the Chief Executive Officer of the Company.  In this position, Executive shall have overall charge and responsibility for the business and affairs of the Company.  Executive will report to the Board of Directors of the Company (the “Board”).

(b)  Executive shall devote his full business time, ability and attention to the business of the Company and shall not engage in or perform duties for any other person which interferes with performance of his duties hereunder.  Executive is expected to work on average three (3) full business days per week at the Company’s offices in Seattle, Washington, subject to any substantial travel and other obligations being performed on behalf of the Company outside of the Seattle area.  Executive may hold board of director positions with outside civic organizations and may spend a reasonable amount of time fulfilling the duties of those positions and engage in other outside activities permitted by the policies of the Company or as specifically permitted by the Board, so long as such activities do not interfere with the performance of the Executive’s duties hereunder.  Service on a board of directors for a commercial entity will be subject to prior approval of the Board; however, the Company acknowledges and agrees that Executive has previously disclosed his appointment to the board of directors of Trellis Bioscience, Inc.

(c)  The employment relationship between the Company and Executive shall also be governed by the general employment policies and procedures of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

2.              Term

Executive shall commence employment with the Company on or about May 11, 2004 (“Commencement Date”).  The term of this Agreement shall be four (4) years from the Commencement Date, subject to termination as provided herein and subject to the provisions of Sections 11, 12, 13, 14 and 15 hereof surviving termination of this Agreement.

3.              Annual Salary

Executive’s annualized base salary shall be Three Hundred Seventy-Five Thousand Dollars ($375,000), payable in accordance with the Company’s standard payroll procedures, as compensation for services hereunder (including services as a member of the Company’s Board of Directors).  Executive’s base salary will be subject to increase or decrease thereafter at the sole discretion of the Board; provided, however, that it is recognized that any decrease in Executive’s base salary below (a) the base salary in effect on the date of this Agreement, which is set forth above, is a trigger pursuant to Section 5.7(a) of the Severance Agreement attached hereto as Exhibit A or (b) the base salary then in effect is a trigger pursuant to Section 8.7(e)/5.1 of the Change of Control attached hereto as Exhibit B after a “Change of Control.”

4.              Cash Bonuses

Executive shall be eligible to receive annual cash bonuses up to 50% of Executive’s annual base salary, at the discretion of the Board.

5.              Equity-Based Incentive Compensation

On the day that the shareholders approve the Company’s 2004 Incentive Compensation Plan (the “Plan”), which will be after the Commencement Date, Executive will be granted a ten-year stock option under the terms of the Plan to purchase 550,000 shares of the Company’s common stock, which option will vest as to 137,500 shares on the first anniversary of the Commencement Date with the Company and thereafter in equal amounts monthly over the next three years (the “Option”).  To the extent permitted by applicable law, a portion of the Option will be treated as an incentive stock option (“ISO”) pursuant to Section 422 of the Internal Revenue Code (the “Code”).  The exercise price for the Option will be equal to the closing price reported by Nasdaq SmallCap Market on the date of grant.  Executive’s participation in the Company’s stock option plan(s) is conditioned upon his not rendering services for or engaging in any business competitive with the Company as provided in Section 12 hereof.

6.              Group/Fringe Benefits

Subject to the specific conditions in this Agreement and the attached Exhibits, Executive may participate in the benefit programs provided by the Company on terms no less favorable to Executive than the terms offered to other senior executives of the Company.  Executive will accrue vacation at the rate of four (4) weeks per year, the administration thereof (e.g., year-to-year accumulation and benefits, if any, at termination) to be in accordance with the policies of the Company.

The Company shall reimburse Executive for all reasonable travel, entertainment or other expenses he incurs in furtherance of or in connection with the performance of his duties hereunder, including but not limited to reasonable expenses connected with weekly travel to the Company’s headquarters, and expenses related to rent and other reasonable expenses connected with the establishment of an office space approved by the Board in the San Francisco area, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  Domestic business travel shall be reimbursed at coach fare rates and international travel at business class rates.

The Company shall pay Executive’s expenses incurred for legal counsel in connection with negotiating this Agreement, not to exceed Seven Thousand Dollars ($7,000) in total.

7.              Inventions and Proprietary Information

At commencement of employment, Executive will execute the “Invention and Proprietary Information Agreement” attached hereto as Exhibit C (the “Invention Agreement”).

8.              Termination; Termination Benefits

Either Executive or the Company may terminate this Agreement and Executive’s employment with the Company at any time upon thirty (30) days’ prior written notice.  Simultaneous with the execution of this letter, the Company and Executive will execute the Severance Agreement and Change of Control Agreement attached hereto as Exhibits A and B, respectively, which will be effective as of the Commencement Date and which provide certain termination benefits in the event of termination of employment without cause.

9.              Death or Disability

This Agreement and Executive’s employment relationship with the Company shall immediately terminate upon Executive’s death or the Executive’s inability (with such accommodation as may be required by law and which places no undue burden on the Company), as determined by a physician selected by the Company and acceptable to Executive, to perform the duties set forth hereunder for a period or periods aggregating twelve (12) weeks in any three hundred sixty-five (365) day period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control, unless Executive is granted a leave of absence by the Board.  The benefits to be provided Executive in connection with such termination will be consistent with the policies of the Company for other senior Executives of the Company.

10.       Binding of Successors

The Company will be required to have any successor to all or substantially all of its business and/or assets expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

11.       Nonsolicitation

During the term of his employment and for one (1) year thereafter, Executive will not, directly or indirectly, recruit, solicit or induce in any way any employee, advisor or consultant of the Company to terminate his or her relationship with the Company, to engage in activities competitive with the Company or not to provide future services to the Company.  During the term of Executive’s employment and for one (1) year thereafter, he will not, directly or indirectly, solicit, induce or encourage in any way any strategic partners, customers, suppliers or vendors to terminate or reduce there relationship with the Company or not to enter into any business or relationship with the Company.

12.       Noncompetition

During the term of Executive’s employment, he will not engage in any activities competitive with the Company except as approved by the Board.

In the event Executive, for his benefit or the benefit of others, within one (1) year after termination of employment with the Company and without the Company’s written consent (a) engages in or supervises research or development with respect to the same or reasonably similar projects (e.g., type of product and indication, such as STR product for use in myeloma transplantation) on which he was performing or supervising research or development for the Company or (b) directly or indirectly is employed by or involved with any business unit developing or exploiting any products or services that are similar with respect to the same or reasonably similar products or services (e.g. the STR product for use in myeloma transplantation)  (i) being developed or exploited by the Company during his employment and (ii) on which he worked or about which he learned Proprietary Information (as defined in the Invention Agreement) during his employment with the Company, then any outstanding stock options then held by Executive and the exercise by Executive of any stock options within one (1) year of termination of employment shall be rescinded and Executive shall be obligated to return (less the exercise price) any stock purchased pursuant such exercise and any proceeds realized from the sale of such stock.  Acceptance by the Company of such benefits of recission and repayment shall be without prejudice to any other rights and remedies that the Company may have for breach of the provisions of this Section 12, including, but not limited to, injunctive relief enforcing the restrictions, to the extent allowed by applicable law.

13.       Taxes

The Company may deduct and withhold from any payments to be made to Executive hereunder any amounts required to be deducted and withheld by the Company under the provisions of any statute, law, regulation or ordinance now or hereafter enacted.  Executive will work reasonably with the Company to structure any salary, bonus or other compensation in such a fashion to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code while preserving the economic benefit intended to be received by Executive.

14.       Indemnification

Except to the extent inconsistent with the Company’s Certification of Incorporation or Bylaws, and to the maximum extent extended to other officers and directors of the Company, the Company will indemnify and hold harmless Executive to the fullest extent permitted by law with respect to Executive’s service as an officer and director of the Company.

15.       Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of the State of Washington (regardless of its choice-of-law provisions).  Executive irrevocably consents to the jurisdiction and venue of the state and federal courts located in King County, Washington, and agrees not to bring any action, or seek to remove or transfer, any action relating to this Agreement in or to any other court, other than a state or federal court located in King County, Washington.

16.       Entire Agreement

This Agreement, the Change of Control Agreement, the Severance Agreement, the Invention Agreement and the Stock Option Agreement together set forth the entire agreement and understanding between Executive and the Company and supersede and cancel any prior understandings, agreements or representations by or between the parties, written or oral.  This Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing signed by the parties.

17.       No Conflict

Executive represents and warrants that this Agreement and his performance hereunder does not and will not breach or conflict with any agreement to which Executive is or becomes a party.

18.       Successors and Assigns

The services and duties to be performed by Executive hereunder are personal and may not be assigned.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and Executive, his heirs and representatives.

19.       Waiver

Failure by either party to insist upon strict adherence to any one or more of the provisions of this Agreement on one or more occasions shall not be construed as a waiver, nor shall it deprive that party of the right to require strict compliance thereafter.

20.       Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the interpretation of this Agreement in any other jurisdiction.

21.       Attorneys’ Fees

If it becomes necessary to pursue or defend any legal proceeding, in order to resolve a dispute arising under this Agreement, the prevailing party in any such proceeding shall be entitled to recover its reasonable costs and attorneys’ fees.

*     *     *

We are pleased to have you joining the Company.  If the foregoing is acceptable to you, please sign the enclosed copy of this letter and return it to me.

Very truly yours,

NEORX CORPORATION

	By:	/s/ Jack Bowman
Jack Bowman, Chairman of
the Board and Chief Executive Officer

Agreed and Accepted:

/s/Gerald McMahon
Gerald McMahon
Dated: April 26, 2004